EX-28.p.15

ROBECO INSTITUTIONAL ASSET MANAGEMENT US INC.

CODE OF ETHICS – January 2012, updated July 2012

General Provisions

RIAM-US has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct.

A.  Applicability and Definitions

This Code applies to all Supervised Persons.

“Supervised Persons” for purposes of this Code means:

1.	Individuals designated as “Shared Personnel” of RIAM-US as identified on a list maintained by RIAM-US’s Chief Compliance Officer (“CCO”) and Local Compliance Officer (“LCO”).

2.	Certain other persons designated by Compliance, such as temporary/contract workers who support RIAM-US’s business.

“Access Person” for purposes of this Code means any Supervised Person who:

1.	Is a Director or officer of RIAM-US (or other persons occupying a similar status or performing similar functions); or

2.	Has access to non-public information regarding any client’s purchases or sales of securities (including the writing of an option to purchase or sell a security), or

3.	Is involved in making securities recommendations to clients or who has access to such recommendations that are non-public; or

4.	Certain other persons designated by Compliance, such as temporary/contract workers who support our businesses.

Compliance will notify all individuals of their status as either a Supervised Person or an Access Person upon being named to the “Shared Personnel” list. A Supervised Person must inform Compliance regarding job function changes in order to reassess the status as either a Supervised or an Access Person.

B.  Standards of Business Conduct

The following principles are intended to guide in the applicability of this Code of Ethics:

1.	RIAM-US is a fiduciary and its Supervised Persons have a duty to act for the benefit of its clients and shall at all times place the financial interests of the client ahead of itself;

2.	RIAM-US holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.	RIAM-US fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C.  Compliance with Federal Securities Laws

All Supervised Persons must comply with applicable US federal securities laws. These laws include:

•	The Securities Act of 1933 (new issues)
•	The Securities Act of 1934 (secondary markets and insider trading)
•	Title V of The Gramm-Leach Bliley Act (privacy)
•	The Bank Secrecy Act (anti-money laundering)
•	The Investment Company Act of 1940 (registered investment companies)
•	The Investment Advisers Act of 1940 (registered investment advisers)

In addition, commensurate with general anti-fraud provisions contained in the federal securities laws named above, Supervised Persons must never:

•	Defraud any client in any manner;
•	Mislead any client, including by making statements that omit material facts;
•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;
•	Engage in any manipulative practice with respect to any client or security, including price manipulation.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

D.  Conflicts of Interest

As a fiduciary, RIAM-US has an affirmative duty of care, loyalty and honesty to its clients and a duty of utmost good faith to act in the best interests of the client. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest to the extent reasonably possible and by disclosing all material facts concerning any conflict which arises with respect to any client.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

1.	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

2.	No Supervised Person shall use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

3.	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

4.	All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid any abuse of that individual’s position of trust and responsibility.

E.  Reporting Violations

All Supervised Persons must report violations or suspected violations of this Code promptly to the LCO. The LCO will promptly notify the CCO of any reported or suspected breaches. The CCO and/or the LCO, in conjunction with the Group Compliance Officer, will review each report on a case-by-case basis and make a final determination regarding resolution of the issue. The CCO will inform RIAM-US’s Board of Directors of material breaches. RIAM-US is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm’s ability to provide a quality product to its clients while operating under the highest standards of integrity.

1.	Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

2.	Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code.

All reports, procedures, actions taken must be in line with Robeco’s Global Whistle Blowing Policy.

F.  Annual Reviews and Certifications

The CCO or LCO will review the Code annually and update any provisions and/or attachments which RIAM-US deems require revision.

Supervised Persons are required to certify they have:

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Upon Designation as a Supervised Person

1.	Received a copy of the Code;
2.	Read and understand all provisions of the Code; and
3.	Agreed to comply with all provisions of the Code.

Upon Amendment

1.	Received a copy of the amended Code;
2.	Read and understood the amendments to the Code; and
3.	Agree to comply with the amended Code.

Annually

1.	Received a copy of the current Code;
2.	Read and understand all provisions of the Code;
3.	Have complied with the Code except to the extent notified by Compliance during the prior year (for example, failure to preclear a personal trade); and
4.	Agreed to continue complying with all provisions of the Code.

G.  Sanctions

Regardless of whether a government inquiry occurs, RIAM-US views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation.

H.  Further Information

If any Supervised Person has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult the CCO or LCO.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Section 1.01    Employee Personal Securities Monitoring

I.  Definitions

“Covered Security” shall include any type of equity or debt instrument, including but not limited to any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange traded funds, shares of closed-end US mutual funds, shares of open end US mutual funds or that are advised or subadvised by RIAM-US or its affiliates, holdings in any non-US funds, or, in general, any interest or investment commonly known as a security.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or subadvised by RIAM-US or its affiliates, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, shares by money market funds, and shares issued by unit investment trusts (“UITs”) that are invested exclusively in one or more open-ended funds, none of which are advised by RIAM-US or its affiliates.

“Beneficial Interest” shall include any Covered Security in which an Access Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including, but not limited to:

1.	accounts personally held by the Access Person;

2.	accounts held by members of the Access Person’s immediate family members related by blood or marriage sharing the same household sharing the same household (including children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mother- or father- in-laws, sister- or brother in-laws and son- or daughter in-laws),

3.	any person or organization (such as an investment club) with whom an Access Person has an opportunity to directly or indirectly provide or share in any profit derived from a transaction in a Covered Security, or

4.	any trusts of which an Access Person is trustee.

II.  Supervised Persons Accounts

Supervised Persons are generally required to hold their securities accounts at Robeco Direct, Rabobank (the parent company of Robeco), or Alex Vermogensbank. Shares of open end mutual funds not advised by Robeco or an affiliate do not need to be held at these entities. In addition, Compliance, in its sole discretion, may allow certain other exceptions on a case-by-case basis.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

III.  Investment Activities

Access Persons are required to obtain prior written approval before:

1.	offering investment advice or managing any person’s portfolio (other than Robeco clients in connection with their employment) in which he/she does not have a Beneficial Interest; or

2.	participating in an investment club.

IV.  Trading limits

Supervised Persons must observe due restraint in transactions in financial instruments, refraining from securities transactions which may be regarded as excessive or highly speculative.

Supervised Persons are restricted to 10 trades per month.

Equivalent security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

Exceptions may be permitted on a case-by-case basis when the circumstances of the situation strongly support an exemption; however, such exemptions may be withheld by RIAM-US in its sole discretion.

V.  Blackout Periods

3 day before and after

Access Persons are precluded from purchasing or selling in their personal accounts any Covered Security that was purchased or sold for client accounts for a period of 3-calendar days before or after the client transaction.

Non-strategy trades, i.e., trades executed for cash flow or rebalancing purposes, are exempted from this requirement. In calculating the 3-calendar day period, the trade date of the client transaction is not counted.

Quarterly checks will be carried out by Compliance for compliance with this rule.

Exempt from the Black Out Period are transactions for which the Access Person is not the Portfolio Manager or trader directly responsible for either recommending, approving/initiating, or executing the client transaction

VI.  Reporting Requirements

1.  Quarterly Transaction Reporting

Access Persons must submit statements to the Group Compliance Department which reports every gift, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter, unless an exemption exists, no later than 30 days after the end of that quarter.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Access Persons reporting obligations may be satisfied in the following ways:

1.	For any accounts in which an Access Person has a Beneficial Interest that are maintained at Robeco Direct, Rabobank, or Alex, the Access Person’s reporting obligations are automatically satisfied.

2.	For any accounts in which an Access Person has a Beneficial Interest that are not maintained at Robeco Direct, Rabobank, or Alex, the Access Person may satisfy their reporting obligations by delivering or causing to deliver copies of their brokerage statements to Compliance or by filling in a form received from Compliance.

Reports (either brokerage statements or forms) submitted to Compliance must contain:

1.	The name of the security, the date of the transaction, and as applicable: the ticker, CUSIP, SEDOL, the interest rate and maturity date, the number of shares, and the principal amount.;

2.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer, or bank through which the transaction was effected;

5.	The date the report is submitted.

Private Placement transactions effected during the quarter must be reported via the form received from Compliance.

Compliance will conduct periodic reviews of Access Persons’ personal securities transactions in an effort to ensure the compliance with this Code.

2.  Initial Holdings Report

All Access Persons shall disclose to Compliance a listing of all Covered Securities beneficially owned no later than 10 days after becoming an Access Person. The information must be current as of a date no more than 45 days prior to the date the individual becomes an Access Person.

The report shall include the following:

1.	The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount (if applicable) of all securities in which the Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

Compliance will review all Initial Holdings Reports to monitor potential conflicts of interest.

3.  Annual Holdings Report

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Annually, on a date determined by the CCO or LCO, Access Persons shall deliver to Compliance a listing of all Covered Securities Beneficially Owned that are current as of a date no more than 45 days prior to the date the report is submitted.

The report shall include the following:

1.	The name and type of security, and as applicable: the ticker, CUSIP or SEDOL, the number of shares, and the principal amount of all securities in which the Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

Compliance will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Access Person’s fulfillment of their quarterly reporting obligations.

Section 1.02    Insider Trading/Material Non-Public Info

RIAM-US aspires to the highest standard of business ethics. The purpose of RIAM-US’s policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, RIAM-US has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of proprietary and/or confidential information.

I.  Use of Confidential or Proprietary Information

Supervised Persons may receive or have access to material, non-public information in the course of their work at RIAM-US. Company policy, industry practice and U.S. federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, RIAM-US has adopted the following policies:

Supervised Persons:

•	may not use confidential or proprietary information for investment purposes, for personal gain, or share such information with others for their personal benefit; or

•	may not pass material, non-public information about an issuer on to others or recommend that they trade the issuer’s securities; or

•

must treat as confidential all information not generally made public concerning RIAM-US’s investment activities or plans, or the financial condition and business activity of any enterprise with which RIAM-US is conducting business; or

•

must preserve the confidentiality of proprietary information and disclose it only to other Supervised Persons who have a legitimate business need for the information. Prior to disclosing this information to others, Supervised Persons must consult with Compliance.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Under US federal securities law, it is illegal to buy or sell a security while in possession of material, non-public information relating to the security. In some circumstances, additional elements may be required for there to be a violation of law, including breach of a duty or the misappropriation of information. It is also illegal to “tip” others about inside information. Tipping involves passing material, non-public information about an issuer on to others or recommending that they trade the issuer’s securities.

Insider trading is an extremely complex area of the law principally regulated by the SEC. Questions concerning the law or a particular situation should be addressed with Compliance prior to taking any action. If the Supervised Person believes that he/she may have material, non-public information gained within or outside the scope of his/her employment, regardless of the source, he/she must notify Compliance so that securities can be monitored and/or placed on a Restricted List as appropriate.

II.  RIAM-US’s Insider Trading Rules

Set forth below are four rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Supervised Person to severe penalties under these laws. Violations of these rules also may result in discipline by RIAM-US.

Supervised Persons who possess, or have reason to believe they possess, material, non-public information relating to any security:

•	may not buy or sell that publicly traded security for themselves, members of their family, RIAM-US, or any other persons;

•	may not recommend to others that they buy or sell that security;

•	must contact Compliance immediately and disclose that they are, or believe they are, in possession of material, non-public information; and,

•	may not communicate any information regarding that security to anyone without the advance approval of Compliance.

Additionally, if a Supervised Person is aware that RIAM-US is considering or actually trading any publicly traded security for any account it manages, the Supervised Person must regard that as material, non-public information although informing Compliance of this information is not required.

III.  What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult Compliance.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact Compliance if you have any questions with regard to this Regulation.

RIAM-US Supervised Persons working on a private securities transaction who receive information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

IV.  What is Material Information?

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult Compliance.

V.  Material information Examples

1.	Material information may be about the issuer itself: For example:

a.	information about a company’s earnings or dividends, (such as whether they will be increasing or decreasing);

b.	any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

c.	information about a company’s physical assets (e.g., an oil discovery, or an environmental problem);

d.	information about a company’s personnel (such as a valuable employee leaving or becoming seriously ill); or

e.	information about a company’s financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

2.	Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets. For example:

a.	Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

b.	information that a competitor has just developed a product that may cause sales of a company’s products to decrease.

3.	Material information may include information about RIAM-US’s portfolio management activities.

a.	You should treat as material, any information that RIAM-US is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

VI.  “Front-running” and “Scalping”

Trading while in possession of information concerning RIAM-US’s trades is called front-running or scalping, and is prohibited by RIAM-US’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front-running is making a trade in the same direction as RIAM-US just before RIAM-US makes its trade, for example, buying a security just before RIAM-US buys that security, or selling just before RIAM-US sells that security.

Scalping is making a trade in the opposite direction just after RIAM-US’s trade, for example, selling just after RIAM-US stops buying such security or buying a security just after RIAM-US stops selling such security. Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by RIAM-US’s transactions.

VII.  Penalties for Insider Trading

RIAM-US and/or RIAM-US Supervised Persons could be subject to severe civil penalties as well as criminal prosecution for illegally trading while in possession of material, non-public information.

VIII.  Specific Procedures

In application of the policy, the following procedures shall be followed:

Supervised Persons who have business relationships with senior management of companies which can result in the receipt of material, non-public information about the company, including, without limitation, (i) the election or appointment of the Supervised Persons as a director, officer, executive employee or confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the company, should be aware that, in such circumstances, they must contact the CCO or LCO prior to acting in the marketplace.

All Supervised Persons shall promptly report to the CCO or LCO their awareness of any information which they believe may constitute material non-public information concerning a company.

IX.  Restricted Security List

Compliance maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012 information about a company’s earnings or dividends, as a result of a special relationship between RIAM-US or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify Compliance. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by Compliance.

If it is determined that the Supervised Person is in possession of material, non-public information, Compliance will establish a “Protective Wall” around the Supervised Person. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of Compliance.

If it is determined that the Supervised Person is in possession of material, non-public information, the security will be added to the Restricted List by Compliance and Compliance will instruct the appropriate individuals to restrict the security in the relevant trade systems .If an order is received in a security on the Restricted List, the transaction may not be executed until Compliance has approved such trade.

Compliance will further inform the appropriate Employees that personal trades in the restricted security are not permitted. Regarding the personal trades, Compliance checks on a monthly basis whether the Supervised Person traded in a restricted security and takes appropriate action, including sanctions, if violations of the restriction took place.

When it is determined by Compliance that the security is no longer non-public information:

I.	Compliance will instruct the appropriate individuals to release the restriction of the security in the relevant trade systems by a member of Compliance, requesting confirmation of its release;

II.	after receipt of the confirmation of the release, Compliance will remove the security from the Restricted List and place it on a separate tab of the Restricted List the “Securities Removed List”;

III.	Compliance will note the date the security is removed from the Restricted List.

X.  Reporting Violations

Any Supervised Persons who has reason to believe that any violation of this Insider Trading Policy has occurred shall immediately report all material facts concerning such matter to Compliance.

Section 1.03    Gifts and Entertainment Policy

Acceptance or presenting gifts by Supervised Persons, can give rise to (or the semblance of) a conflict of interests or manipulation. This policy sets out a number of principles to manage this potential conflict of interest.

I Definitions

Gift:

A promotional present;

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

An invitation to an event, trip or conference, etc. for one (or a group) of Robeco’s employees, where the giver is not in attendance;

An invitation to an event, trip or conference, etc. issued by Robeco to a person or group of persons where the Robeco employee is not in attendance;

A donation to charity, or to any party that is related to an employee;

Any goods or services - whether or not expressed in monetary terms - that are voluntary presented to someone.

Entertainment:

Business meals and events (such as sporting events, shows and concerts etc.), where the person supplying the meal or event is present.

II Provisions

General criteria for gifts and entertainment

1.	Gifts and entertainment accepted or given must meet the following criteria:

•	Be in line with market standards

•	Should not be excessive

•	Not in cash (any form of bribery is strictly forbidden)

•	Not as frequent or excessive as to raise a question of impropriety.

•	Not based on the request of RIAM-US’s employee.

2.	Gifts or entertainment should not be accepted or presented if they might influence the decisions the employee or recipient may make in business transactions.

Specific criteria for entertainment

3.	Entertainment may only be presented or accepted if it is appropriate for the type of relationship and/or (special) occasion at which it is presented.

4.	If an employee is invited to entertainment, that employee must ascertain beforehand what the content of the day/days involved will be and decide if the program is appropriate.

5.	Invitations for international/ long distance events with a dominant entertainment program may be accepted or presented, when Robeco or the invitee is paying for the travel and lodging expenses.

6.	A breakfast, lunch or dinner is allowed in the normal course of business.

Specific criteria for gifts

7.	A gift is not considered to be excessive when the gift has a value under EUR 100 (or its equivalent in another currency)

Records and approval

8.	Entertainment in the normal course of business and gifts with a value under EURO 100 do not have to be reported to the CCO or LCO. Other gifts and entertainment have to be reported and/or approved by the CCO or LCO;

9.	RIAM US must retain records of all gifts and entertainment for which approval was requested.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Section 1.04    Charitable Contributions Policy

From time to time, RIAM-US or its Supervised Persons may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, RIAM-US has adopted the following procedures.

If a contribution is requested by a client, RIAM-US may agree to make a charitable contribution subject to the following terms:

•	The check must be made in RIAM-US’s name (not the client or the supervised person)

•	Any tax benefit is taken by RIAM-US

•	The contribution does not directly benefit the client

•	The contribution is not made to satisfy a pledge made by the client

•	The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the Department of Labor)

Charitable contributions must be pre-approved by the Supervised Person’s supervisor.

Section 1.05    Political Contributions Policy

Political contributions to U.S. Politicians are not permitted.

Section 1.06    Outside Business Activities

A potential conflict of interest exists with respect to a Supervised Person’s duties to RIAM-US and its clients when individuals are permitted to engage in outside business activities.

Written requests must be submitted to the Supervised Person’s supervisor with a copy to Compliance prior to a Supervised Person seeking to:

•	engage in any outside business activity, or

•	accept any position as an officer or director of any corporation, organization, association, or mutual fund.

The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the Supervised Person will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

The CCO or LCO in conjunction with the Supervised Person’s supervisor and the Director of Human Resources will review and/or identify any potential conflicts.

If approved, the CCO or LCO will provide the Supervised Person with written approval. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with RIAM-US.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012

Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire (“Questionnaire”). The Questionnaire requests information regarding a Supervised Person’s outside business activities. Compliance will verify items reported on the Questionnaire against written requests received throughout the year.

Robeco Institutional Asset Management US Inc. – Code of Ethics – Jan. 2012, updated July 2012